As filed with the Securities and Exchange Commission on April 10, 2012

Registration No. 333-178256

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-178256

UNDER

THE SECURITIES ACT OF 1933

NSTAR

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-3466300
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

c/o Northeast Utilities

One Federal Street Building 111-4

Springfield, MA 01105

(Address of Principal Executive Offices)

GREGORY B. BUTLER

Senior Vice President, General Counsel

Northeast Utilities

56 Prospect Street

Hartford, Connecticut 06103-2818

(860) 665-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

DAVID A. FINE, ESQ.

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

Approximate date of commencement of proposed sale to the public Not Applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments, remove from registration all securities registered under each of the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by NSTAR, a Massachusetts business trust, and by NSTAR Electric Company, a Massachusetts corporation (“NSTAR Electric”), with the U.S. Securities and Exchange Commission (the “Commission”):

•

the Registration Statement on Form S-3 of NSTAR (File No. 333-178256), pertaining to the automatic shelf registration of 190,000 common shares of the Registrant, with a proposed maximum aggregate offering price of $8,405,600, which was filed with the Commission on December 1, 2011;

•

the Registration Statement on Form S-3 of NSTAR (File No. 333-162401), pertaining to the automatic shelf registration of an indeterminate number of debt securities of NSTAR with an unspecified indeterminate aggregate initial offering price, which was filed with the Commission on October 9, 2009; and

•

the Registration Statement on Form S-3 of NSTAR Electric (File No. 333-162401-01), pertaining to the automatic shelf registration of an indeterminate number of debt securities of NSTAR Electric with an unspecified indeterminate aggregate initial offering price, which was filed with the Commission on October 9, 2009.

On April 10, 2012, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 16, 2010, as amended as of November 1, 2010 and December 16, 2010, by and among Northeast Utilities, NSTAR, NU Holding Energy 1 LLC, a wholly owned subsidiary of Northeast Utilities, and NU Holding Energy 2 LLC, a wholly owned subsidiary of Northeast Utilities, (as amended, the “Merger Agreement”), NU Holding Energy 1 LLC was merged with and into NSTAR (the “Merger”) and then NSTAR was merged with and into NU Holding Energy 2 LLC with NU Holding Energy 2 LLC remaining a wholly owned subsidiary of Northeast Utilities (the “Subsequent Merger” and together with the Merger, the “Transaction”). In connection with the Subsequent Merger, the name of NU Holding Energy 2 LLC has been changed to NSTAR LLC.

In connection with the closing of the Transaction, NSTAR LLC, as successor to NSTAR, and NSTAR Electric have terminated offerings pursuant to the Registration Statements. In accordance with undertakings made by NSTAR and by NSTAR Electric in their respective Registration Statements, NSTAR LLC and NSTAR Electric hereby remove from registration the securities registered but not sold under their respective Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused its Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on April 10, 2012.

NSTAR LLC (as successor by merger to NSTAR)

By:	/s/ James J. Judge
Name: Title:	James J. Judge Executive Vice President and Chief Financial Officer